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                                                                     EXHIBIT 5.1


                       (VINSON & ELKINS L.L.P. LETTERHEAD)



                                  May 22, 2003



Newfield Exploration Company
363 North Sam Houston Parkway East
Suite 2020
Houston, Texas 77060

Ladies and Gentlemen:

         We acted as counsel for Newfield Exploration Company, a Delaware corporation (the "Company"), in connection with the preparation of the prospectus dated April 4, 2003 and the prospectus supplement dated May 21, 2003 (the "Prospectus Supplement") with respect to the Registration Statement on Form S-3 (Registration No. 333-103349) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale of 3,500,000 shares of the Company's common stock, par value $.01 per share (the "Shares"). The Shares are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement and a pricing agreement (collectively, the "Underwriting Agreement") between the Company and the underwriter of such offering.

         In our capacity as your counsel for the matter referred to above, we have examined or are familiar with the certificate of incorporation and bylaws of the Company, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of the Underwriting Agreement and corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of representatives of the Company, and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the original copies of such documents.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.



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Newfield Exploration Company
May 22, 2003
Page 2


         This opinion is limited in all respects to the the Constitution of the State of Delaware and the Delaware General Corporation law, as interpreted by the courts of the State of Delaware and the United States.

         We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                       Very truly yours,


                                       /s/ Vinson & Elkins L.L.P.